EXHIBIT 2
MEMBERS OF FILING GROUP

Filing Party	Item 3 Classification
V. Prem Watsa	(G)
1109519 Ontario Limited	(G)
The Sixty Two Investment Company Limited	(G)
810679 Ontario Limited	(G)
Fairfax Financial Holdings Limited	(G)